SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A
           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940



Name:    Threshold Advisor Funds, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                10829 Olive Road
                            St. Louis, Missouri 63141

Telephone Number (including area code):   (314) 824-1000

Name and Address of Agent for Service of Process:

                         CHARLES W. SCHWEIZER, PRESIDENT
                                10829 Olive Road
                            St. Louis, Missouri 63141
                            Telephone: (314) 824-1000

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
N-8A:   Yes [X]    No [  ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of St. Louis and the State of Missouri on the 1st day of September, 2000.

                                    THRESHOLD ADVISOR FUNDS, INC.


                                            By: /s/ Charles W. Schweizer
                                                  President
Attest:

/s/ Charles W. Schweizer
Treasurer